Hennessy Advisors, Inc. Announces Quarterly Earnings of $0.25 Per Share

Firm Also Announces Dividend Increase

NOVATO, Calif., Jan. 30, 2014 /PRNewswire/ -- Hennessy Advisors, Inc. (OTCBB:HNNA) today reported fully diluted earnings per share of $0.25 for the first fiscal quarter ended December 31, 2013, an increase of 92.3% over the previous period ended December 31, 2012. During the same time period, total assets under management increased 48.2% to $4.5 billion, due to both strong net sales and performance of the firm's mutual funds. Additionally, average assets under management, upon which revenue is calculated, increased by 73.5%, benefitting additionally from the purchase of assets related to the management of the FBR Funds in late-October 2012. Revenue, net income and earnings per share versus the prior comparable period all increased as well.

Additionally, the Board of Directors of Hennessy Advisors, Inc. today declared a quarterly dividend of $0.04 per share, which represents a 28% increase over the previous quarterly dividend. This quarterly dividend will be paid on March 10, 2014 to shareholders of record as of February 14, 2014. Hennessy Advisors, Inc. has paid dividends each year since 2005, and this is the company's sixth increase to the dividend it pays to shareholders.

"We believe we offer a strong and compelling suite of investment products, and we are pleased that such a large number of financial advisors and individual investors nationally have now chosen Hennessy," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "We are also pleased with the performance of our products, with each of our 16 funds delivering positive performance in 2013, and to report such strong financial results and an increased dividend for our Hennessy Advisors, Inc. shareholders," he added.

"The robust returns of the U.S. equity markets in 2013 may have surprised some, but I believe it is proof of the strength and ingenuity of corporate America. I believe the economic recovery will continue and that we will see hiring increases in earnest as soon as businesses receive clarity from our leaders in Washington on taxes, healthcare and regulations," noted Mr. Hennessy. "In the meantime, here at Hennessy Advisors, we will continue focusing on managing the company in the best interest of our shareholders, continuing to look for strategic acquisitions and capitalizing on our marketing and sales momentum," he added.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended
First Quarter	Dec. 31, 2013	Dec. 31, 2012	$ Change	% Change
Total Revenue	$ 7,921,323	$ 4,703,013	$ 3,218,310	68.4%
Net Income	$ 1,456,776	$ 767,995	$ 688,781	89.7%
Earnings Per Share (Diluted)	$ 0.25	$ 0.13	$ 0.12	92.3%
Weighted Average Number of
Shares Outstanding (Diluted)	5,797,260	5,705,781	91,479	1.6%
Mutual Fund Average Assets
Under Management	$ 4,265,147,048	$ 2,458,220,685	$ 1,806,926,363	73.5%

At Period Ending Date	Dec. 31, 2013	Dec. 31, 2012	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 4,480,322,229	$ 3,024,068,111	$ 1,456,254,118	48.2%
Retained Earnings	$ 21,111,938	$ 16,335,637	$ 4,776,301	29.2%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
http://www.profnetconnect.com/neil_hennessy

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyfunds.com; 800-966-4354 or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1056